Exhibit 6.37

CREDIT AGREEMENT

by and between

PACASO SG II LLC,

as the Company,

and

SG RANCH FUND LP,

as the Lender

Dated February 21, 2025

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TABLE OF CONTENTS (CONT’D)

Schedule 3(b)	Form of Draw Request
Schedule 5.12	Subject Investigations
Schedule 7.1(b)	Form of Financial Covenant Certification
Schedule 8.6	Payments
Schedule 13	Payment on Loans
Schedule A	Information Relating to Lender
Schedule B	Defined Terms
Schedule C	Property Parameters

Exhibit 1	Form of Promissory Note

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of February 21, 2025, by and between Pacaso SG II LLC, a Delaware limited liability company (the “Company”), and SG Ranch Fund LP (the “Lender”). Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

RECITALS

WHEREAS, the Company desires to borrow, and the Lender desires to advance to the Company, from time to time, loans in an aggregate principal amount not to exceed the Maximum Loan Amount;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties agree as follows:

Section 1. The Loans; Maturity Date.

(a) Subject to the terms and conditions herein, Lender agrees to make loans (the “Loans”) to the Company in an aggregate principal amount not to exceed the Maximum Loan Amount, which shall be due and payable in full on the Maturity Date. Lender may request that Loans be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to Lender a promissory note payable to Lender substantially in the form set out in Exhibit 1 hereto (the “Note”). Subject to the Maximum Loan Amount, at any time prior to the 12-month anniversary of the Closing (the “Borrowing Termination Date”).

(b) The Loans shall rank senior to all other Indebtedness of the Company and shall be repaid in full prior to the payment of any interest or principal under any Indebtedness, other than Indebtedness provided for in clauses (iii) and (iv) of the definition thereof.

(c) Unless accelerated pursuant to the terms of this Agreement, the Loans terminate on the Maturity Date, when the principal amount of all Loans, the unpaid interest thereon, and all other Obligations relating to the Loans shall be immediately due and payable.

Section 2. Loans.

Subject to the terms and conditions of this Agreement, Lender shall, in its sole discretion, make Loans to the Company on each Draw Date, subject to the terms set forth in Section 3 hereof, in the aggregate principal amount not to exceed the Maximum Loan Amount. Each Loan shall be delivered to the Company by wire transfer of immediately available funds to the Collection Account.

Section 3. Closing; Additional Draws.

(a) The closing of the transactions contemplated by Section 1 of this Agreement shall occur at a closing (the “Closing”) on February 21, 2025, or on such other Business Day thereafter as may be agreed upon by the Company and the Lender, upon satisfaction of the conditions to Closing set forth in Section 4.1.

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(b) Following the Closing, so long as an Event of Default or FinCov Default shall not have occurred and be continuing, the Company may, on the twentieth (20th) calendar day of any month, or if such day is not a Business Day, on the next calendar day that is a Business Day, prior to the Borrowing Termination Date (each, a “Draw Date”), request Loans by delivery, at least five (5) Business Days prior to such Draw Date, of a request therefor, substantially in the form attached hereto as Schedule 3(b) (each a “Draw Request”), in an aggregate principal amount not to exceed, when aggregated with any Loan Balance then outstanding, the Maximum Loan Amount (the “Borrowing Limit”), in each case so long as the Company has complied with the satisfaction of the conditions set forth in Section 4.2. The Lender, in its sole discretion, may advance Loans to the Company in the amount so requested, after reduction for transaction expenses of the Lender. The remaining amount requested in such Draw Request, if approved by the Lender, in its sole discretion, shall be delivered to the Company by wire transfer of immediately available funds to the Collection Account.

(c) Each Draw Request will include a certification that the conditions set forth in Sections 4.2(a), (b), (e), (f), (g), (h), (i) and (j) have been or will as of the Draw Date, be satisfied.

Section 4. Conditions.

Section 4.1 Conditions to Closing.

The Closing is subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company Parties in this Agreement and in each of the other Financing Documents shall be true and correct when made and at the time of the Closing.

(b) Performance; No Default. The Company Parties shall have performed and complied with all agreements and conditions contained in this Agreement and the other Financing Documents required to be performed or complied with by it prior to or at the Closing and, after giving effect to the incurrence of the Loans (and the application of the proceeds thereof as contemplated by Section 5.9), no Default or Event of Default or Material Adverse Effect or FinCov Default shall have occurred and be continuing.

(c) Deposit Accounts. The Lender shall have received evidence, satisfactory to it that the Company has established the New Accounts.

(d) Compliance Certificates.

(i) Officer’s Certificate. The Company shall have delivered to Lender an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1(a), (b), (e), (g), (h), the last sentence of (i), (j) and (k) have been fulfilled.

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(ii) Secretary’s Certificates. The Company shall have delivered to Lender a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying, with respect to each Company Party, as to (A) its certificate of formation or certificate of incorporation, together with any amendments thereto, certified by the state of its formation as of a recent date and a good standing certificate of and (if available) payment of franchise taxes from the Secretary of State of its state of formation, dated as of a recent date, in each case a copy of which is attached thereto, (B) a true and complete copy attached thereto of its other Organizational Documents, (C) the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of this Agreement and each other Financing Document, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) the documents referred to in subclauses (A) and (B) above not having been amended since the date of the certification furnished pursuant to subclause (A) above, and (E) the incumbency and specimen signature of each officer, member, manager or partner (as applicable), executing such of the Financing Documents to which it is or is intended to be a party (and Lender may conclusively rely on such certificate) (a “Secretary’s Certificate”).

(e) Loans Permitted by Applicable Law, Etc. On the date of the Closing, Lender’s funding of Loans shall not violate any Applicable Law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System).

(f) Financing Documents. The Lender shall have received originals or copies of all of the Financing Documents and (i) each such Financing Document shall have been duly authorized, executed and delivered by the Company or, if applicable, the Guarantor; (ii) each such Financing Document shall be legally binding and in full force and effect against the Company or, if applicable, the Guarantor; (iii) no Defaults, Events of Default, FinCov Defaults, events of force majeure or material breach by the Company of its obligations thereunder shall have occurred and be continuing; and (iv) all conditions precedent to the effectiveness of each such Financing Document shall have been satisfied in full (other than those conditions precedent which by their express terms are not required to be satisfied until a later date).

(g) Fees and Taxes. All material filing, recordation and other similar fees related to any filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents, including, without limitation, the Fee Letter have been paid in full by or on behalf of the Company (or adequate provision reasonably acceptable to the Lender has been made for the payment thereof from the proceeds of the Loans).

(h) Financial Statements. Lender shall have received copies of the consolidated (i) audited balance sheet and income statement for the Guarantor for the fiscal year ended December 31, 2023 (the “2023 Financial Statements”) and (ii) unaudited balance sheet and income statement for the Guarantor for the (1) six (6) months ended June 30, 2024 (the “Q2 Financial Statements”) and (2) the nine (9) months ended September 30, 2024 (the “Q3 Financial Statements”). All such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Guarantor and its consolidated subsidiaries, including the Company, as of the dates and for the periods referenced therein and, with respect to the 2023 Financial Statements and the Q2 Financial Statements, in accordance with GAAP.

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(i) Opinion. Lender shall have received a favorable written opinion (addressed to the Lender and its successors and assigns and dated the Closing Date) of counsel for the Company and Guarantor in form and substance satisfactory to the Lender covering such matters relating to the Company and Guarantor, this Agreement, each other Loan Document and the transactions contemplated hereby as the Lender shall require.

(j) Financial Covenants. The Lender shall have received evidence that each of the covenants set forth in Section 10.3 is satisfied as of the Closing Date.

(k) Liens. The Lender shall have received evidence that there are no outstanding Liens on the assets of the Company and its Subsidiaries other than Permitted Liens.

Section 4.2 Draw Date Conditions.

Lender’s approval (to be determined in its sole discretion) to fund any Loans at each Draw Date (each, an “Draw Date”) is subject to the satisfaction or waiver, prior to or at the related Draw Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company Parties in this Agreement and in each of the other Financing Documents shall be true and correct when made and as of the related Draw Date.

(b) Performance; No Default. Each Company Party shall have performed and complied with all agreements and conditions contained in this Agreement and the other Financing Documents required to be performed or complied with by it prior to or at the Draw Date and, after giving effect to the incurrence of the Loans (and the application of the proceeds thereof as contemplated by Section 5.9), no Default or Event of Default or FinCov Default shall have occurred and be continuing.

(c) Draw Request. The Company shall have delivered to Lender a Draw Request, including the related exhibits thereto, and a Secretary’s Certificate.

(d) Loans Permitted by Applicable Law, Etc. On the date of the Draw Date, Lender’s funding of Loans shall not violate any Applicable Law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System).

(e) Borrowing Limit. The funding of the Loan on such Draw Date will not exceed the Borrowing Limit.

(f) Stated Purpose. The proceeds of the Loan will be used for the Stated Purpose and Lender shall have received reasonable evidence thereof.

(g) Financial Covenants. The Lender shall have received evidence acceptable to it that each of the covenants set forth in Section 10.3 were satisfied as of the preceding Calculation Date and as of such Draw Date, after giving effect to the funding of the Loans requested as of such Draw Date and the proceeds of the Loans received since such Calculation Date (or the acquisition of the real estate purchased with the proceeds of any such Loans).

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(h) Subject Investigations. No final unappealable orders, judgements or injunctions shall have been issued in connection with the Subject Investigations that could reasonably be determined to be materially adverse to the Company or the Stated Purpose, other than as have been disclosed to and approved in writing by the Lender.

(i) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be outstanding.

(j) Liens. The Lender shall have received evidence, satisfactory to it, that the only Liens outstanding with respect to the Company and its Subsidiaries, are Permitted Liens, which evidence will include, in the event of any Type A Loan, pay-off letters and release documentation in a form satisfactory to Lender, from any third party lenders.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to Lender as of the Closing Date and each Draw Date that:

Section 5.1 Due Organization, etc.

(a) It is a wholly owned subsidiary of the Guarantor and is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. The Company and each of its Subsidiaries has all requisite power, authority and legal right to (A) own or hold under lease and operate the properties it purports to own or hold under lease, (B) carry on its business as currently being conducted and as proposed to be conducted, (C) incur indebtedness, (D) execute, deliver and perform its obligations under this Agreement and the other Financing Documents to which it is a party and (E) take all action as may be necessary to consummate the transactions contemplated hereunder and thereunder.

(a) The Company and each of its Subsidiaries is duly qualified as a foreign limited liability company authorized to do business and in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing in such other jurisdiction would not, in the aggregate, have a Material Adverse Effect.

Section 5.2 Authorization and Enforceability of Financing Documents.

(a) All action on the part of the Company that is required for the authorization, execution, delivery and performance of this Agreement has been and all action on the part of the Company and Guarantor that is required for the authorization, execution, delivery and performance of each other Financing Document, in each case shall have been duly and effectively taken, and the execution, delivery and performance of each Financing Document will not require the approval or consent of any holder or trustee of any debt or other obligations or securities of the Company or Guarantor which will not have been obtained.

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(b) This Agreement has been and each other Financing Document has been, duly executed and delivered by the Company and Guarantor, as applicable. Assuming such authorization, execution and delivery thereof by the other parties thereto, each Financing Document constitutes a legal, valid and binding obligation of the Company or the Guarantor, as applicable, enforceable against the Company, in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 Authorization and Enforceability of the Loans.

The Loans have been duly authorized and, upon payment of the proceeds to the Company as described in Section 3 in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.4 Compliance with GAAP.

The consolidated financial statements (including any related notes and supporting schedules) of the Company and the Guarantor and its other consolidated subsidiaries delivered to the Lender pursuant to Section 4.1(h), have been prepared in conformity with GAAP (except for the Q3 Financial Statements which have not been prepared in conformity with GAAP) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and the Guarantor and its other consolidated subsidiaries as of and for the dates set forth therein.

Section 5.5 Non-Contravention.

The execution and delivery of this Agreement or any other Financing Document, the performance of or compliance with the terms and conditions hereof or thereof and the consummation of the transactions contemplated hereby and thereby by the Company Parties, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) do not contravene any Applicable Law or any Governmental Approvals applicable to the Company Parties, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company Parties or the assets of the Company Parties, or give rise to a right thereunder to require any payment to be made by the Company Parties, and (d) do not constitute a default under or result in the violation of the provisions of any Organizational Document of any Company Party.

Section 5.6 Governmental Approvals, Licenses, Permits, etc.

Except, in each case, for such noncompliance as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries is in compliance with all required licenses, permits and other Governmental Approvals applicable to the Company and its Subsidiaries; (b) the Company and each of its Subsidiaries has obtained any licenses or Governmental Approvals required to conduct the Company’s and each of its Subsidiaries’ business, as currently conducted; and (c) the Company and each of its Subsidiaries is in compliance with all Applicable Laws. It is understood and agreed that the Company may pursue any licenses, permits or Governmental Approvals that are pending as of the date hereof or as may be hereafter necessary and it shall not be deemed a breach of this Section 5.6 so long as no Material Adverse Effect has occurred.

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Section 5.7 Taxes.

The Company will treat the Loans as indebtedness for U.S. Federal income tax purposes, except to the extent a change in any Applicable Law after the date hereof requires otherwise, in which case the Company shall notify Lender of such change in writing. The Company and each of its Subsidiaries has filed, or caused to be filed, all material tax returns that it is required to have filed under Applicable Law in any jurisdiction and has paid all taxes it is required to pay to the extent due before they have become delinquent (other than those taxes that it is contesting in good faith and by appropriate proceedings with adequate reserves established for such taxes in accordance with GAAP). The Company does not know of any basis for any other tax or assessment that would have a Material Adverse Effect.

Section 5.8 Nature of Loans.

Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the Loans to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.9 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the Loans solely for the Stated Purpose. No part of the proceeds from the incurrence of the Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section 5.9, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.10 Liens.

Each Company Party has good and valid title to all of its material assets, free and clear of any and all Liens except Permitted Liens. No Company Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its material assets, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.

Section 5.11 Investment Company Act.

The Company is not, and, after giving effect to the incurrence of the Loans, will not be, an “investment company,” a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

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Section 5.12 Litigation.

There are no (a) Material Investigations or material actions, suits, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of a Responsible Officer of the Company, threatened in writing against the Company, or (b) outstanding or, to the Company’s knowledge, threatened material disputes with any home owners association or local Governmental Authority with respect to any Subject Real Property or the ownership or use thereof, in each case other than as set forth in Schedule 5.12 (Litigation) to this Agreement (the “Subject Investigations”).

Section 5.13 Solvency.

After giving effect to the transaction contemplated by this Agreement and the other Financing Documents, the sum of the assets, at a fair valuation on a going concern basis, of each Company Party will exceed its debts, and no Company Party will have incurred (as a result of the incurrence of the Loans and assumption of its obligations pursuant to the Financing Documents) nor does it intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business. No Company Party has commenced, or is contemplating the commencement of, any insolvency, bankruptcy, liquidation or consolidation proceedings and has not consented to, and is not contemplating consenting to, the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Company Party.

Section 5.14 Absence of Events of Default.

No Default or Event of Default has occurred and is continuing.

Section 5.15 Books and Records.

Each Company Party (a) maintains its books and records in accordance with GAAP in all material respects and, except to the extent failure to do so would not have a Material Adverse Effect, all applicable requirements of any Governmental Authority having local or regulatory jurisdiction over such Company Party or its business operations and (b) keeps proper books of record and account in which full, true and correct entries in all material respects are made of all materials dealings and transactions in relation to its business and activities.

Section 5.16 Foreign Assets Control Regulations, Etc.

(a) Neither the incurrence of the Loans by the Company hereunder nor its use of the proceeds thereof will cause the Lender to violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

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(b) Neither the Company nor any of its Subsidiaries is a Person designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control (“OFAC”) or in Section 1 of the Anti-Terrorism Order and none of such Company Parties engages in any dealings or transactions with any such Person. To the knowledge of the Company, the Company is not precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Lender due to the ownership or control by any such Person of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Company. The Company is in compliance, in all material respects, with the USA Patriot Act.

(c) The Company will not knowingly use any part of the proceeds of the Loans hereunder, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17 Not A Foreign Person.

The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 5.18 True and Complete Disclosure.

All information, including, without limitation, information contained in reports, exhibits, schedules, financial statements or certificates furnished by or on behalf of the Company to Lender or its respective agents or representatives in connection with the negotiation, preparation or delivery of this Agreement or included herein or delivered pursuant hereto (other than information regarding general economic or industry data) are and will be, as of the Closing Date and each Draw Date, true and accurate in all material respects and, do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not materially misleading (it being recognized by Lender that the projections, budgets and other forward looking or draft or preliminary information (to the extent identified in writing as such) provided by the Company in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections, forecasts and other forward looking information may differ from the projected or forecasted results).

Section 5.19 Compliance with ERISA.

The Company has not established, and does not maintain or contribute to, any Plan or Multiemployer Plan.

Section 5.20 Collateral.

Attached hereto as Schedule 5.20 (as such may be updated in any Draw Request), is a true, correct and complete list of (a) each of the Propcos together with the issued and outstanding Property Shares of each such Propco and the owners thereof and (b) each of the outstanding CSAs such Propcos are party to. Each such CSA constitutes the valid and legally binding obligation of the Propco party thereto, enforceable against such Propco and, to the Company’s knowledge, each other party thereto, in accordance with the terms thereof. No Propco is in breach of any CSA to which it is a party (whether with the passage of time or otherwise), nor, to the Company’s knowledge, is any other party thereto.

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Section 5.21 Subject Real Properties.

Attached hereto as Schedule 5.21 (as such may be updated in any Draw Request), is a true, correct and complete list of each of the Subject Real Properties held by the Propcos of the Company. With respect to each Subject Real Property:

(a) Such Subject Real Property has insurance coverage from a reputable insurer, including market standard coverage for general liability and replacement cost (subject to market standard coverage limits);

(b) Such Subject Real Property is clean, habitable and in good condition, subject to ordinary wear and tear;

(c) Such Propco is the sole legal and beneficial owner of and has good and marketable fee simple title in and to the Subject Real Property owned thereby, free and clear of all Liens, other than Permitted Liens;

(d) Such Subject Real Property has been managed and/or serviced by Guarantor or its Affiliates, with same standards and level of care as other properties owned or managed by the Company Parties.

Section 5.22 Security Documents.

The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge and Security Agreement) and the proceeds thereof and when financing statements in appropriate form are filed in the offices specified on Schedule 2 thereto, the Liens created under the Pledge and Security Agreement will constitute a perfected first priority Lien on, and security interest in, all right, title and interest of the Company Parties in such Collateral in which such a Lien can be perfected through such filings.

Section 6. Representations of Lender.

Section 6.1 Corporate Power and Authority.

Lender represents that it has full power and authority (corporate, regulatory and other) to execute and deliver this Agreement and to fund and hold the Loans. Lender’s funding of the Loans and its execution and delivery of this Agreement have been duly authorized by all necessary action (corporate, regulatory and other) on its behalf and, upon execution by Lender, this Agreement and any other Financing Documents to which Lender is a party will constitute valid and legally binding obligations of Lender enforceable against Lender in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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Section 6.2 Money-Laundering.

Neither Lender nor any of its subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the regulations of the United States Department of the Treasury Office of Foreign Assets Control or any enabling legislation or executive order relating thereto or (C) the USA Patriot Act or (iii) is a Sanctioned Person.

Section 6.3 No Funding with Plan Assets.

Lender shall not fund any portion of any Loan or hold any Loan with “plan assets” as defined by Section 3(42) of ERISA.

Section 7. Information as to Company.

Section 7.1 Financial and Business Information.

The Company shall deliver, or cause to be delivered, to Lender, which delivery may be by electronic mail:

(a) Monthly Reporting. On the fifth Business Day of each calendar month, the Company shall provide the Lender with a written certification from the Chief Financial Officer of the Company as to the following:

(i) Copies of the Organizational Documents for each Subsidiary of the Company formed during the prior calendar month, together with copies of any amendments or confirmation that there have been no amendments to, any Organizational Documents of any Subsidiary of the Company previously delivered to Lender;

(ii) Copies of the title information for all real property purchased by the Company or any Subsidiary of the Company during the prior calendar month, together with evidence of the purchase price therefor;

(iii) A written estimate of all budgeted expenses for all real property purchased by the Company or any Subsidiary of the Company during such month in connection with the Stated Purpose;

(iv) Certification from a Responsible Officer of the Company together with supporting evidence reasonably acceptable to Lender that the Loan Balance as of the immediately preceding Calculation Date did not exceed the Borrowing Base as of such date;

(v) Certification from a Responsible Officer of the Company, substantially in the form of Schedule 7.1(a) attached hereto, together with supporting evidence reasonably acceptable to Lender that (1) the Free Cash Requirement is satisfied a of the immediately preceding Calculation Date and (2) each of the other covenants in Section 10.3 is satisfied as of the Calculation Date occurring thirty (30) days prior (for illustrative purposes, such certificate for March 2025 shall be delivered on the fifth (5th) Business Day of May 2025);

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(vi) A written summary of all complaints received by each Propco during the prior month from its Investors, including the nature of said complaint, and the status of the complaint (and any prior unresolved complaints); and

(vii) Such other information as may be agreed to in writing by Lender and the Company.

(b) Quarterly Statements. No later than ninety (90) days after the end of each of the first three fiscal quarters of the Guarantor, the Company shall provide Lender with the unaudited consolidated balance sheet and related statements of income of the Guarantor as of the end of and for such fiscal quarter and the then elapsed portion of the Guarantor’s fiscal year, in each case certified by a Senior Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated subsidiaries (including the Company), on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;

(c) Annual Statements. As soon as available but no later than one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, the Company shall provide Lender with the unaudited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Guarantor and its consolidated subsidiaries (including the Company), as of the end of and for such year, setting forth, in each case, in comparative form the figures for the previous year, as of the end of such fiscal year; and

(d) Requested Information. With reasonable promptness, such other information with respect to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries as the Lender may from time to time reasonably request, provided that the Company shall not be obligated to provide such information to the extent (i) such disclosure would violate attorney client privilege or applicable confidentiality requirements or constitute attorney work product or (ii) the Company would otherwise be prohibited by Applicable Law from disclosing such information.

Section 7.2 Notice of Material Events.

The Company will furnish to Lender written notice of the following:

(a) Notice of Event of Default. As soon as practicable, but in no event later than three (3) Business Days after a Responsible Officer of the Company obtains actual knowledge of the occurrence and/or continuance thereof, written notice of the occurrence of any event or condition which constitutes a Default or an Event of Default, in each case specifically stating that such event or condition has occurred and describing it and any action being or proposed to be taken with respect thereto; or

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(b) Material Adverse Effect. As soon as practicable, but in no event later than three (3) Business Days after a Responsible Officer of the Company obtains actual knowledge of the occurrence and/or continuance thereof, written notice of any event or condition that would reasonably be expected to have a Material Adverse Effect.

(c) Litigation. As soon as practicable, (i) and in any event within ten (10) days after service of process on the Company, written notice of all litigation, actions, suits, arbitrations, Material Investigations or other legal or arbitrable proceedings before any Governmental Authority to which the Company is a party or (ii) any material developments in the Subject Investigations that could reasonably be determined to be materially adverse to the Company or the Stated Purpose, other than as have been disclosed to and approved in writing by the Lender.

(d) Other. Promptly upon receipt of notice or actual knowledge of a Responsible Officer of the Company of any material adverse events pertaining to its or its Subsidiaries’ properties and assets, including theft, damage and subsequent insurance claim.

Section 7.3 Books and Records.

The Company and each of its Subsidiaries shall keep or cause to be kept in reasonable detail books and records of account of its assets and business.

Section 7.4 Inspection of Books and Records.

Subject to any restrictions imposed by Applicable Law, the Company shall permit the representatives of Lender (including, but not limited to, their employees and any consultants, accountants, lawyers, appraisers and third-party auditors retained by the Lender; provided that Lender shall cause any such representatives to be bound by the provisions of Section 20) to inspect the books and records of each Company Party as follows:

(a) No Event of Default. If no Event of Default then exists, and upon reasonable prior notice to the Company, but in no event more than once per year, with the reasonable out-of-pocket expenses (not to exceed $10,000 per year) to be borne by the Company, to conduct at the applicable Company Party’s premises, field examinations of the Company Party procedures and operations, assets, liabilities, property, books and records, including examining (but not making extracts from) its books and records, and to discuss the affairs, operations, finances and accounts of the Company Parties with the each Company Party’s designated officers, as appropriate.

(b) Event of Default. If an Event of Default then exists, at the expense of the Company, to conduct at the applicable Company Party’s premises, field examinations of the Company Party procedures and operations, assets, liabilities, property, books and records, including examining (but not making extracts from) its books and records, and to discuss the affairs, operations, finances and accounts of the Company Party with the Company Party’s officers and independent public accountants (and by this provision the Company and Guarantor authorize such accountants to discuss the affairs, finances and accounts of the Company Parties, respectively), all at such times and as often as may be reasonably requested.

(c) Reports to Lender. After exercising its rights of inspection, to prepare and distribute to Lender certain reports pertaining to the Company Parties and their assets for internal use by Lender.

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Section 7.5 Appraisals. No more than once per quarter (except during the continuance of an Event of Default), the Company shall provide periodic independent, third-party appraisals of each Subject Real Property following Lender’s written request therefor (or Lender may provide its own independent appraisals), which will be used to determine the Appraisal Value thereof. Any third-party appraiser or vendor must be approved by Lender in its reasonable discretion and Lender shall confirm its approval or disapproval within five (5) days following receipt from the Company of the proposed appraiser or vendor. All appraisals required to be delivered by this section shall be delivered no later than forty five (45) days following Lender’s approval of the applicable appraiser or vendor.

Section 8. Payment and Prepayment of the Loans.

Section 8.1 Interest.

(a) Interest shall accrue on the Loan Balance daily from the date of funding, at the rate, for each day, as follows:

(i) The Loan Balance for any Type A Loan shall be (i) during any period in which the LTV is greater than or equal to 60%, eleven percent (11%) per annum and (ii) during any period in which the LTV is less than 60%, ten percent (10%) per annum;

(ii) The Loan Balance for any Type B Loan shall be (i) during any period in which the LTV is greater than or equal to 60%, sixteen percent (16%) per annum and (ii) during any period in which the LTV is less than 60%, fourteen percent (14%) per annum;

plus, in each case, to the extent permitted by Applicable Law, the Default Rate on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest.

(b) On each Payment Date, the Company shall pay interest accrued on the Loans on each day during the preceding Interest Accrual Period (plus any interest accrued in prior Interest Accrual Periods that remains unpaid). Interest shall be paid on the basis of a 360-day year consisting of twelve 30-day months. Not later than the second Business Day prior to each Payment Date, Lender shall compute the amount of interest due during the related Interest Accrual Period and shall report such amount to the Company.

Section 8.2 Mandatory Prepayment.

Prepayments of the Loans shall be made as follows:

(a) Upon the acceleration of the Loans pursuant to Section 12.1 (Acceleration) below, the Company shall immediately repay the Loan Balance, together with all accrued and unpaid interest thereon, in full.

(b) In the event the aggregate outstanding Loan Balance at any time exceeds the Maximum Loan Amount, the Company shall, within five (5) Business Days, make mandatory prepayments of the outstanding Loans in an amount equal to such excess and provide Lender with written evidence thereof.

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(c) In the event the Qualified Cash of the Guarantor and its Subsidiaries does not satisfy the Free Cash Requirement, the Company shall, within three (3) Business Days, make mandatory prepayments of the outstanding Loans in such amount as is necessary to comply with the Free Cash Requirement and provide Lender with written evidence thereof.

(d) If the Lender determines that there is an LTV Deficiency, Company shall, within (i) sixty (60) days, in the event the LTV Deficiency is a direct result of any damage, loss or condition arising out of a natural disaster (i.e., a flood, fire or wind event) affecting any Subject Real Property or (ii) in any other event, three (3) Business Days, in each case following notice from Lender of such event, make mandatory prepayments of the applicable outstanding Loan in such amount as is required to reduce the LTV of such Propco to below the Maximum LTV Requirement with respect thereto.

(e) During the occurrence any breach of a Concentration Limit, the Company shall within five (5) Business Days following notice from Lender of such event, make a mandatory prepayment of such Loan(s) as shall be necessary to cure such breach.

(f) During the occurrence of a Major Facility Default, the Company shall, within ten (10) Business Days after the earlier of the actual knowledge thereof by a Responsible Officer or notice from the Lender, to the extent such Major Facility Default has not been cured or waived by the applicable lender(s) thereunder, prepay the portion of any outstanding Loan(s), together with accrued but unpaid interest thereon, attributable to Subject Real Properties of Propcos with respect to which such Major Facility Default has occurred and not been cured or waived.

(g) On each Payment Date, prepayments shall be made as, to the extent and in the manner specified in Section 8.6 (Application of Funds) below.

(h) On each Payment Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Collections received by the Company or any of its Subsidiaries since the preceding Payment Date (it being understood that such Collections shall, unless otherwise directed to fund such items specified below, promptly be deposited into a Controlled Account) in respect of the issuance of any Property Shares by any of the Company’s Subsidiaries, without duplication of payments required under other provisions of this Agreement.

For the avoidance of doubt, no MOIC Amount shall be paid in connection with any mandatory prepayment required pursuant to this Section 8.2.

Section 8.3 Optional Prepayment; Allocation of Partial Prepayments.

(a) Subject to Section 8.3(c) below, the Company may, at its option, at any time, prepay all or any portion of a Loan then outstanding, together with the applicable MOIC Amount;. Amounts repaid may not be reborrowed. If the Company intends to prepay the Loans in whole or in part, the Company shall give prior written notice thereof to Lender one (1) Business Day prior to such repayment. If such notice is given, the principal amount specified in such notice shall be due and payable on the date specified therein (together with any accrued and unpaid interest thereon, calculated in accordance with Section 8.1 (Interest)).

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(b) In the case of each partial prepayment of any Allocated Loan Amount, the amount to be prepaid with respect to such Loan shall be allocated first to the MOIC Amount, then to any unpaid interest on such Loan and thereafter to the unpaid principal amount of such Loan.

(c) In no event shall the Company be permitted to prepay any Loan without the prior written consent of Lender if (i) the Company has used any Adverse Selection or (ii) if the Concentration Limits would be breached as a result of any such prepayment.

Section 8.4 Maturity; Surrender, Etc.

In the case of each prepayment of Loans pursuant to this Section 8, the principal amount of each Loan to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled.

Section 8.5 Withholding Tax Certifications.

Lender shall deliver to the Company on or prior to the Closing Date two original or electronic copies of IRS Form W-9 or any successor form, properly completed and duly executed by Lender under penalties of perjury, certifying that Lender is a U.S. person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is entitled to an exemption from U.S. backup withholding tax.

Section 8.6 Application of Funds.

On each Payment Date and each other date payments are required pursuant to this Section 8, including on the Maturity Date, the Company shall remit to Lender an amount sufficient to pay to Lender the amount then due, in each case calculated in accordance with this Agreement including Schedule 8.6.

Section 8.7 Distributions.

On each Payment Date, including the Maturity Date, the Company shall remit to Lender an amount sufficient to pay to Lender the amount then due on such Payment Date or Maturity Date, as applicable.

Section 9. Affirmative Covenants.

The Company covenants that so long as any of the Loans is outstanding:

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Section 9.1 Compliance with Laws.

The Company shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws.

Section 9.2 Governmental Approvals; Title to Assets.

The Company shall and shall cause each of its Subsidiaries to at all times and in all material respects (i) obtain and maintain in full force and effect all Governmental Approvals required at such time in connection with the Company’s and its Subsidiaries’ businesses, the ownership of its property and the performance of the Company’s obligations under the Financing Documents and (ii) preserve and maintain good and valid title or leasehold or easement rights to the Company’s and its Subsidiaries’ properties and assets.

Section 9.3 Insurance.

The Company and its Subsidiaries will maintain (or cause to be maintained) with financially sound and reputable carriers, insurance in such amounts and against such risks and such other hazards, as is reasonably equivalent to that maintained, in similar situations, by the Guarantor and its Affiliates and provide evidence thereof to Lender, upon its request.

Section 9.4 Use of Loan Proceeds.

The Company will apply the proceeds of the Loans solely in accordance with the limitations set forth in Section 5.9.

Section 9.5 Taxes.

Each Company Party shall timely file all tax returns and material reports required to be filed under Applicable Law in any jurisdiction and pay, prior to delinquency, all taxes shown to be due and payable on such returns and all other taxes, assessments, and governmental levies imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable except such as are contested by such Company Party on a timely basis and in good faith and by appropriate proceedings and such Company Party has established adequate reserves therefor in accordance with GAAP on the books of such Company Party.

Section 9.6 Payment of Loans.

The Company shall pay or cause to be paid the principal of, and interest on, the Loans on the dates and in the manner provided in this Agreement, the Notes and the other Financing Documents.

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Section 9.7 Maintenance of Existence.

The Company shall do or cause to be done all things necessary with respect to itself and each of its Subsidiaries: (i) to preserve and keep in full force and effect its existence as a limited liability company in good standing under the laws of the jurisdiction of formation, (ii) to preserve and keep in full force and effect its qualification to do business and its good standing in the jurisdiction of its formation and each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted (including performance of the Financing Documents) makes such qualification necessary, except where the failure to be so qualified or in good standing in such other jurisdiction would not, in the aggregate, have a Material Adverse Effect, (iii) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to its business as currently conducted and (iv) at all times maintain and preserve all property necessary to its business as currently conducted and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary to its business as currently conducted (in each case except as expressly permitted by this Agreement).

Section 9.8 Controlled Accounts.

(a) The Borrower shall (i) take all reasonable steps to ensure that each Company Party’s account debtors forward payment of the Collections owed by them directly to the Collection Account, and (ii) deposit or cause to be deposited promptly, and in any event no later than the third Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their account debtors to a Company Party) into the Collection Account.

(b) The Borrower shall all times cause each Deposit Account established or maintained by the Company to be a Controlled Account.

Section 10. Negative and Financial Covenants.

The Company covenants that so long as any of the Loans are outstanding:

Section 10.1 Prohibition on Fundamental Changes.

The Company shall not issue any Capital or enter into any merger or consolidation, or otherwise liquidate or dissolve itself (or suffer any liquidation or dissolution) or discontinue its business; provided that the foregoing shall not prohibit the issuance of Capital to the Guarantor, and, provided further, that all such issued Capital is subject to the lien granted to the Lender in the Pledge. The Company shall not form any Subsidiaries or otherwise acquire the assets of any Person, except to the extent the Collateral thereof is pledged to the Company in furtherance of the Stated Purpose.

Section 10.2 Incurrence of Indebtedness; Negative Pledge.

(a) If the Indebtedness ranks senior to the Loans or if at any time the Company is not in compliance with Section 10.3 of this Agreement, would otherwise cause non-compliance with Section 10.3, neither the Company nor any of its Subsidiaries shall create, incur or assume any additional Indebtedness.

(b) Neither the Company nor any Subsidiary shall grant, create, incur, assume or suffer to exist any Liens upon any of its properties, other than Permitted Liens.

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Section 10.3 Financial Covenants.

(a) On each Calculation Date, the Guarantor and its consolidated Subsidiaries shall have, on a consolidated basis, Qualified Cash in an aggregate amount of not less than the greater of (i) ten million Dollars ($10,000,000) and (ii) 30% of the outstanding Loan Balance as of such date (the “Free Cash Requirement”).

(b) The Guarantor and its consolidated Subsidiaries shall not, as of any date, have a Net Worth (determined as of the preceding Calculation Date) of less than forty five million Dollars ($45,000,000).

(c) The Company and its Subsidiaries shall at all times maintain sufficient unrestricted Cash in the Interest Reserve Account to satisfy the applicable Interest Reserve Requirement.

(d) At no time shall any LTV Deficiency exist with respect to any outstanding Propco.

Section 10.4 No Plan Assets.

The Company covenants and agrees that it shall notify the Lender in writing as soon as practicable in the event that a Responsible Officer of the Company becomes aware that it is reasonably likely that the Company’s assets may become “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

Section 10.5 True and Complete Information.

All information furnished after the date hereof by or on behalf of the Company Parties to Lender in connection with this Agreement and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

Section 10.6 Sale of Subsidiaries; Subscriptions.

(a) The Company shall not sell any Capital in any Subsidiaries or sell any assets or properties of the Company or its Subsidiaries, except as otherwise permitted in Section 10.6(b) and solely to the extent that: (i) no Event of Default shall have then occurred and be continuing, and (ii) the proceeds of any such sale (including pursuant to clause (b)) are distributed in accordance with Schedule 8.6.

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(b) The Lender agrees that as part of the Stated Purpose and with respect to each limited liability company which owns the fee simple interest of any Subject Real Property (each, a “Propco” and collectively, the “Propcos”), the Company shall, from time to time, sell Property Shares of the Propcos (or, in some cases, as agreed to in advance by the Lender in writing, in the Subject Real Property owned by any such Propco) to no more than eight individuals (“Subscriptions”), pursuant to agreements that are in form and substance acceptable to Lender (together with side letters in the ordinary course of business that do not materially alter the terms of sale). In no event shall (i) any Propco cease to own its Subject Real Property, (ii) the Company or its Affiliates cease to manage any of the Propcos in accordance with the Company’s standard management terms reviewed by Lender and as in effect as of the date hereof, whether following the sale of any Subscriptions or otherwise or (iii) any Subscriptions or the Charter Documents of such Propco prohibit the distribution of Collections in accordance with Schedule 8.6; provided, however, that in no event shall any sale of a Propco or Property Shares thereof or the Subject Real Property held thereby be restricted if (x) the Lender shall not have made any Loan with respect to such Propco or the Subject Real Property held by such Propco or (y) the Allocated Loan Amount with respect to such Propco and its Subject Real Property together with all accrued interest thereon shall have been paid in full. For the avoidance of doubt, any Property Shares not sold pursuant to a Subscription will be held by the Company.

(c) It is understood that Collections with respect to any Subject Real Property (and accordingly the rate of repayment of principal of the portion of any Loan made in respect of the acquisition thereof) may vary depending on, among other things, whether purchasers of Subscriptions elect to pay in cash or to utilize financing arranged by the Company or the Guarantor. The parties acknowledge that, (A) pursuant to its arrangement with the Company, the Guarantor has the right, on behalf of the Company, to accept on a contingent basis prepaid Subscriptions from investors (“Investors”) for Capital in Propcos (or, with the prior written consent of the Lender, the Subject Real Property owned by such Propcos) and (B) the Guarantor reserves the right to cancel any such Subscriptions, or to direct the Company to transfer such Capital (or, with the prior written consent of the Lender, to direct the relevant Propcos to transfer such Subject Real Property) to the relevant Investors (with remittance of all amounts received by the Guarantor in respect thereof to the Company as Collections, as and to the extent provided in Schedule 8.6), as the Guarantor may determine subject to and solely in compliance with the restrictions set forth in clauses (a) and (b) above.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company shall fail to remit to Lender any payment of interest or principal in respect of the Loans (except as provided in clause (b) below) when the same becomes due and payable on each Payment Date, and such failure shall continue unremedied for more than three (3) Business Days after the delivery of written notice thereof by the Lender to the Company;

(b) the Company shall fail to remit to Lender any payment of principal in respect of the Loans on the scheduled Maturity Date or the date of any required prepayment or acceleration;

(c) any representation or warranty made or deemed made by or on behalf of the Company in, or in connection with, this Agreement or any other Financing Document or any representation or warranty made or deemed made by the Guarantor under any other Financing Document to which it is a party shall prove to have been incorrect, in any material respect, when made or deemed made;

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(d) the Company or Guarantor shall fail to observe or perform any covenant, condition or agreement, contained in Section 10 of this Agreement and, in respect of Section 10.3 only, such failure shall represent the second consecutive failure to observe or perform such covenant, and, in each case, such failure continues unremedied for more than:

(i) with respect to Section 10.4 or Section 10.5, ten (10) Business Days;

(ii) with respect to Section 10.3, five (5) Business Days, provided, that any breach thereof shall be deemed cured in the event (A) the Company receives cash capital contributions or (B) all or a portion of the outstanding Loan Balance and accrued but unpaid interest thereon is repaid during such five (5) Business Days to the extent required such that if such amounts had been received immediately prior to the preceding Calculation Date, no Event of Default arising under this clause (ii) would have occurred);

(iii) with respect to Section 10.1, there shall be no cure period; and

(iv) with respect to all other provisions of Section 10, three (3) Business Days, in each case after the earlier of actual knowledge of such breach by a Responsible Officer of the Company or notice thereof from Lender;

(e) Any failure of the Lender to have either (i) a first priority perfected security interest on the assets of the Company, with respect to any Type A Loan or (ii) a second priority perfected security interest in all of the issued Capital of the Company, with respect to any Type B Loan;

(f) the (i) Company or Guarantor shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or other Financing Document (other than those which constitute an Event of Default under another clause of this Section), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of actual knowledge of such breach by a Responsible Officer of the Company or notice thereof from Lender; provided, however, that a breach of any such covenant, condition or agreement shall not constitute an Event of Default so long as the Company is acting in good faith to remediate any such breach thereunder; and no Material Adverse Effect has occurred as a result of any such breach or (ii) the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Financing Document, and any such failure shall continue unremedied for a period of thirty (30) days after the earlier of actual knowledge of such breach by a Responsible Officer of the Company or Guarantor (as applicable) or notice thereof from the Lender;

(g) the Company or its Subsidiaries shall create, incur, assume, or be liable for any Indebtedness of the Company, other than Permitted Indebtedness, that ranks senior to the Loans without the Lender’s prior written consent;

(h) the Company shall create, incur, allow, or suffer any Lien on any asset of the Company or any of its Subsidiaries other than Permitted Liens;

(i) the occurrence of an Insolvency Event;

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(j) the occurrence of a Change of Control;

(k) the occurrence of a Major Facility Default for which the Company has failed to make the related prepayment as required pursuant to Section 8.2(d); or

(l) any Governmental Authority or any Person acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the properties and assets of the Company or any Subsidiary, which would reasonably be expected to have a Material Adverse Effect, and such action shall not have been discontinued or stayed within thirty (30) calendar days.

Section 12. Remedies on Default, Etc.

Section 12.1 Acceleration.

(a) In the case of any Insolvency Event, all the Loans then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, Lender may at any time, at its option, by notice or notices to the Company, (i) declare all the Loans then outstanding to be immediately due and payable or (ii) cease making Loans.

(c) Upon the Loans becoming due and payable under this Section 12.1, whether automatically or by declaration, the Loans will forthwith mature and the entire unpaid principal amount of the Loans, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 12.2 Other Remedies.

If any Event of Default has occurred and is continuing, and irrespective of whether any Loans have become or have been declared immediately due and payable under Section 12.1, Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In furtherance thereof, the Lender may:

(a) demand and receive possession of the Company’s Books; and

(b) exercise all rights and remedies available to Lender under the Financing Documents or at law or equity.

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Section 12.3 Rescission.

At any time after any Loans have been declared due and payable pursuant to Section 12.1(b), the Lender, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Loans, all overdue principal of the Loans and any other amounts that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any other amounts and (to the extent permitted by Applicable Law) any overdue interest in respect of the Loans, at the Default Rate, (b) all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Loans. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of the Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Lender’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Financing Document upon the Lender shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 14, the Company will pay to the Lender on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of the Lender incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Payments on Loans.

Payments of principal, and interest becoming due and payable on the Loans shall be made by wire to Lender’s account set forth on Schedule 13, or such other account as may be designated by the Lender to the Company in writing from time to time. Payments made to Lender in accordance with Schedule 13 will be deemed received by Lender.

Section 14. Expenses, Etc.

Section 14.1 Transaction Expenses; Indemnification.

(a) The Company shall be responsible for all of its own out-of-pocket expenses and, upon the funding of the Loans, the reasonable out-of-pocket expenses of the Lender (including the reasonable fees, charges and disbursements of counsel). The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and the reasonable fees, charges and disbursements of counsel for the Lender in connection with its diligence of the Company Parties, the drafting of the Financing Documents and any amendments, modifications or waivers of the provisions of the Financing Documents, and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of counsel for the Lender, in connection with the enforcement, collection or protection of its rights in connection with the Financing Documents, including its rights under this Section 14, including the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Company Party or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Loans.

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(b) The Company shall indemnify the Lender, and the agents, officers, employees and directors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee other than for net income taxes or taxes on effectively connected income (including franchise taxes incurred in lieu of such taxes) incurred by reason of entering into, executing or participating in this Agreement or the making of the Loans (including attorneys’ fees and expenses, including the fees and expenses incurred by an Indemnitee in connection with the enforcement of the indemnification and other contractual obligations of the Company hereunder), including those incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations, powers or rights thereunder or the consummation of the transactions contemplated hereby, (ii) any use of the proceeds of any Loans, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or (iv) any claim or action commenced by such Indemnitee to enforce this indemnification obligation; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the fraud, gross negligence or willful misconduct of such Indemnitee; and, provided, further, that no Indemnitee shall enter into any settlement of any claim, litigation, investigation or proceeding without the consent of the Company, which consent shall not be unreasonably withheld.

(c) To the extent permitted by Applicable Law, the Company shall not, and each Indemnitee shall not assert, and hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Financing Document or the use of the proceeds from the incurrence of the Loans.

(d) All amounts due under this Section 14.1 shall be payable not later than ten (10) days after written demand therefor and presentation of an invoice with reasonable detail.

Section 14.2 Survival.

The obligations of the Company and the Lender under this Section 14 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Loans and the termination of this Agreement.

Section 15. Survival; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes. The provisions of Sections 14 (Expenses, Etc.), 17 (Notices), 19 (Miscellaneous) and 20 (Confidentiality) shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Loans and the termination of this Agreement. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Financing Documents embody the entire agreement and understanding between Lender and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

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Section 16. Amendment and Waiver.

Section 16.1 Requirements.

This Agreement and the other Financing Documents may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Lender.

Section 16.2 Binding Effect, etc.

No amendment or waiver will extend to or affect any obligation, covenant, agreement or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Lender or any delay in exercising any rights hereunder or under any other Financing Document shall operate as a waiver of any rights of Lender. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17. Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by electronic mail, (b) by registered or certified mail with return receipt requested (postage prepaid), or by a recognized overnight delivery service (with charges prepaid), in each case, with a copy by electronic mail. Any such notice must be sent:

(i) if to Lender or its nominee, to Lender at such address set forth on Schedule A hereto or such other address as Lender shall have specified to the Company in writing, or

(ii) if to the Company:

Pacaso SG II LLC

c/o Joseph Maehler

18 E 4th St, Unit 902

Cincinnati, OH 45202

Phone: [***]

Email: [***]

With copies to:

Sam J. Palazzolo

18 E 4th St, Unit 902

Cincinnati, OH 45202

Phone: [***]

Email: [***]

and

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Attention: Legal Department

18 E 4th St, Unit 902

Cincinnati, OH 45202

Phone: [***]

Email: [***]

or at such other address as any party hereto may notify the other parties hereto in writing. Notices under this Section 17 will be deemed given only when actually received.

Section 18. Reproduction of Documents.

Subject in all respects to the confidentiality provisions of Section 20, this Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Lender at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Lender, may be reproduced by Lender by any photographic, photostatic, electronic, digital, or other similar process and Lender may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Lender in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Company or Lender from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 19. Miscellaneous.

Section 19.1 Successors and Assigns.

(a) The provisions of this Agreement and the other Financing Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) unless otherwise permitted under Section 10.1, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer its rights or obligations under the Loans except, with the prior written consent of the Company, in accordance with this Section 19.1; provided, however, that, solely in the case of an assignment or transfer to an Affiliate of the Lender, such consent of the Company shall not be required, pursuant to this clause (ii), unless, prior to the Borrowing Termination Date, the Company has reasonably determined that either (A) the proposed assignee or transferee is a competitor of the Company or the Guarantor or (B) the creditworthiness of such proposed assignee or transferee, after taking into account any guarantees or credit support to be provided with respect to its obligations hereunder, would be materially weaker than that of the current Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Any assignment shall be valid upon delivery of written notice by the Lender to the Company of such assignment, provided that the Company has given its prior written approval of such assignment in accordance with clause (ii) of Section 19.1(a) above, to the extent required. From and after the effective date of the assignment the assignee of Lender’s rights and obligations hereunder shall, to the extent of the interest assigned, automatically have the rights and obligations of the Lender under this Agreement and the Loans, and the Lender shall, to the extent of the interest assigned, automatically be released from its obligations under this Agreement and the assigned Loans (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement and the Notes, if any, Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 14.1, 19.7 and 19.8. Within five (5) Business Days after its receipt of such notice, the Company shall execute and deliver to the assignee a new Note to the order of the assignee in the amount of the applicable Loan assumed by such assignee. Promptly after any such assignment, the Lender shall provide updated versions of Schedule A and Schedule 13 to the Company which includes each assignee Lender’s payment instructions.

Section 19.2 Payments Due on Non-Business Days.

Anything in this Agreement or the other Financing Documents to the contrary notwithstanding:

(a) any payment of principal of or interest on any Loan that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided, however, that if the Maturity Date is a date other than a Business Day, the payment otherwise due on the Maturity Date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day;

(b) any notice, financial statement or other document required to be delivered on, or not later than, a date that is not a Business Day shall be due on the next succeeding Business Day without including the additional days elapsed in the computation of the number of days within which any such item is required to be delivered; and

(c) any period of time specified hereunder which lapses on a date that is not a Business Day shall be extended until the next succeeding Business Day without including the additional days elapsed in the computation of the number of days with such period of time.

Section 19.3 Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

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Section 19.4 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 19.5 Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 19.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 19.7 Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 19.8 Jurisdiction and Process; Waiver of Jury Trial.

(a) Each party hereto irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents. To the fullest extent permitted by Applicable Law, each such party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(b) Each party hereto consents to process being served in any suit, action or proceeding of the nature referred to in Section 19.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 17 or at such other address of which it has given notice in accordance with Section 17. Each party hereto agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 19.8 shall affect the right of the Lender to serve process in any manner permitted by law, or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 20. Confidentiality.

(a) Without limiting its obligations under the Confidentiality Agreement, dated December 1, 2024, Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential to the extent provided in this Section 20); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 20, to any assignee of, or any prospective assignee of, any of its rights and obligations under this Agreement; (f) with the consent of the Company; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 20, or (y) becomes available to Lender or its Affiliates on a nonconfidential basis from a source other than the Company or (h) to any of its attorneys, accountants or others having a professional obligation to maintain confidentiality. For purposes of this Section 20, “Information” means all information received from the Company relating to the Company, or any of its businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section 20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in the Financing Documents to the contrary, solely for U.S. federal income tax purposes each party hereto (and each of their respective Affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions under the Financing Documents and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of the immediately preceding sentence, the “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions under the Financing Documents but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

(b) Notwithstanding anything herein to the contrary, the Company shall not disclose to Lender, any non-public, personally-identifiable information relating to its clients, including, without limitation, social security numbers or any portion thereof, checking account information, driver’s license, military, state or other personal identification number, health or medical information or payment cardholder data.

This Section 20 shall survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

PACASO SG II LLC

By:	/s/ Joseph Maehler
Name:	Joseph Maehler
Title:	Chief Investment Officer

[Credit Agreement Signature Page]

SG RANCH FUND LP, as Lender

By: Saluda Grade Income Fund GP LLC, its General Partner

By:	/s/ Tim Carr
Name:	Tim Carr
Title:	Authorized Signatory

[Credit Agreement Signature Page]

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Advance Amount” with respect to any Propco, means an amount equal to the sum of: (a) with respect to any Property Shares held by Investors, 100% of the then current face value of any CSAs, if any and (b) with respect to any Property Shares that are held by the Company, (i) from and after the applicable Draw Date and for a period of 179 days thereafter, the product of (A) 70% of the Collateral Value of Subject Real Property and (B) a fraction, the numerator of which is the number of Property Shares held by the Company and the denominator of which is 8 and (ii) on or after 180 days following the Draw Date, zero (provided, however, that in no event shall the amount advanced in respect of any Propco exceed 70% of the Collateral Value of its Subject Real Property), less (c) any other outstanding Indebtedness.

“Adverse Selection” means any collateral selection procedures by the Company (including with respect to the repayment of any Loan or the sale of any Subject Real Properties) that are adverse to Lender.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Order” means Executive Order No. 13,224, effective September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Law” means, collectively, all U.S. federal, state, local and/or non-U.S. statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative and judicial rulings, and all Governmental Approvals, administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, whether in effect as of the Closing Date or thereafter and in each case as amended, to the extent any of the foregoing is applicable to the Company or any of its subsidiaries.

“Appraisal Value” means the most recent appraised value of a Subject Real Property, as determined by an independent appraisal by a third party, in form and substance satisfactory to Lender.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978.

Schedule B - 1

“Borrowing Base” means the aggregate Advance Amount for all Propcos.

“Borrowing Limit” has the meaning set forth in Section 3(b).

“Borrowing Termination Date” has the meaning set forth in Section 1(a).

“Business Day” means for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Calculation Date” means the last day of each calendar month, commencing February 28, 2025 (or if such day is not a Business Day, the immediately preceding Business Day).

“Capital” means any and all shares, units, interests, membership interests, limited liability company interests, participations, partnership interests, rights or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing. Capital of the Propcos shall mean the Property Shares.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating category obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts, issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAAm by S&P and Aaamf by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Schedule B - 2

“Change of Control” means (i) the sale, transfer or other disposition of all or substantially all of the Company’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction or normal course of business, including, without limitation, any Subscriptions) or (ii) the consummation of a merger or consolidation of the Company or Guarantor with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than 51% of the combined voting power of the continuing or surviving entity’s Capital outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not owners of the Company’s or Guarantor’s Capital immediately prior to such merger, consolidation or other reorganization.

“Closing” has the meaning set forth in Section 3.

“Closing Date” means the date the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral Value” means, as of any date and with respect to any Subject Real Property, the lower of (a) the original purchase price paid by the Company or the applicable Propco for a Subject Real Property (excluding any furniture, fixtures or equipment at such Subject Real Property) and (b) the Appraisal Value of such Subject Real Property.

“Collection Account” means a new deposit account established with a banking institution satisfactory to Lender into which the Company and its Subsidiaries (including each Propco) will deposit all Collections, in accordance with Section 8.2(h).

“Collections” has the meaning set forth in Schedule 8.6.

“Company Parties” means the Company, the Guarantor and each of their wholly-owned subsidiaries, including the Subsidiaries.

“Concentration Limits” means, as of any date and with respect to the Subject Real Properties: no more than (a) 50% of such Subject Real Properties shall be in a single U.S. state and (b) no more than 50% of the Subject Real Properties shall have a Collateral Value exceeding $7,500,000, on an individual basis.

“Control Agreements” means account control agreements among the Lender, the account holders and banking institutions, in form and substance acceptable to Lender, for each account held by the Company and its Subsidiaries, including the New Accounts.

“CSA” means a Credit Sale Agreement, by and between a Propco holding Subject Real Property and an Investor where: (a) the obligations of the Investor thereunder are secured by a valid, perfected and fully enforceable first Lien on the Property Share held by such Investor, (b) the Investor is current on all payments required thereunder which in no event shall be later than 30 days past due, (c) there have been no amendments or waivers to the payment or other terms (including any forbearance) for hardship or failure to pay, (c) the initial LTV did not exceed 70% of the Investor’s purchase price for the Property Share.

Schedule B - 3

“Debtor Relief Law” means the Bankruptcy Code or any present or future applicable federal, state or local statute or law relating to liquidation, conservatorship, bankruptcy, moratorium, arrangement, adjustment, insolvency, reorganization or other relief for debtors, as in effect from time to time.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, in each case pursuant to Section 11 hereof, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means the lesser of (i) that rate of interest that is three percent (3.0%) per annum above the rate of interest payable in accordance with Section 8.1 and (ii) the highest rate permitted by Applicable Law.

“Deposit Account” means (a) all “deposit accounts” as defined in Article 9 of the UCC or other applicable law and (b) the New Accounts.

“Dollars” and “$” means lawful money of the United States.

“Draw Date” has the meaning set forth in Section 3(b).

“Draw Request” has the meaning set forth in Section 3(b).

“DSCR” means the ratio, determined for each Propco, as being the ratio of (a) the aggregate interest due to such Propco under each CSA applicable to such Propco divided by the sum of (i) the aggregate Interest due on the Loans made in respect of such Propco and (ii) any interest owed under any Permitted Debt Facility to which such Propco is a party.

“Eligible Collateral” means (i) Qualified Cash of the Company and its Subsidiaries that is then held in a Controlled Account, (ii) Cash Equivalents of the Company and its Subsidiaries, (iii) Subject Real Properties and (iv) CSAs.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning set forth in Section 11.

“Fee Letter” means that certain Fee Letter between SG Advisory LLC and the Company, dated as of the date hereof.

“Financing Documents” means this Agreement, the Guaranty, the Pledge and Security Agreement, the Pledge, the Control Agreements, the Fee Letter and any Note. Any reference in this Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

Schedule B - 4

“FinCov Default” means, as of any date, there has been any breach of any financial covenant set forth in Section 10.3, that has not been cured, but no Event of Default has occurred or is continuing.

“Free Cash Requirement” has the meaning set forth in Section 10.3(a).

“Funding Instructions” has the meaning set forth in Section 4.1(e), as such instructions may be modified in accordance with Section 4.2(e).

“GAAP” means generally accepted accounting principles which are in effect in the United States of America as of the relevant date of determination.

“Governmental Approval” means (a) any approval, authorization, consent, decree, order, judgment, ruling, permit, concession, license, waiver, privilege, exemption, tariff, rate, certification, waiver, exemption, variance or claim of, by or with, (b) any registration or filing (or the like) by or with, (c) any declaration of or with, or (d) any required report or notice (or the like) to, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, of any State or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means Pacaso Inc.

“Guaranty” means, a guaranty from the Guarantor in favor of the Lender, in form and substance satisfactory to Lender.

“Indebtedness” of any Person means, at any date, without duplication:

(i) all obligations of such Person for borrowed money and such Person’s mandatory redemption obligations on or prior to the Maturity Date in respect of preferred stock;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business and “earn-out” obligations to sellers of assets or stock to the Company in connection with any acquisition of investment);

(iv) (A) all obligations of such Person as lessee under capital leases to the extent required to be included on the balance sheet or books of such Person in accordance with GAAP and (B) all obligations which would appear on the balance sheet or books of such Person in accordance with GAAP in respect of synthetic leases assuming such synthetic leases were accounted for as capital leases;

Schedule B - 5

(v) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(vi) all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(vii) all obligations of such Person in respect of interest rate swaps, collars or caps and other interest rate protection arrangements, foreign currency exchange agreements, commodity exchange, commodity future, commodity forward or commodity option agreements, or other interest or exchange rate or commodity hedging arrangements;

(viii) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or instruments serving a similar function (whether or not representing obligations for borrowed money); and

(ix) any Guarantee of such Person in respect of any obligations of others of the type referred to in clause (i) through (viii) above, whether or not secured by a Lien or other security interest on any asset of such Person.

“Indemnitee” has the meaning set forth in Section 14.1(b).

“Insolvency Event” means (a) if the Company files, or consents by answer or otherwise to the filing against it of, a petition seeking any reorganization, arrangement, adjustment, liquidation, dissolution or composition or similar relief for itself or its debts under any Debtor Relief Law; or (b) if the Company in any involuntary case, proceeding or other action commenced against it which seeks to have an order for relief (injunctive or otherwise) entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Debtor Relief Law (i) fails to obtain a dismissal of such case, proceeding or other action within forty-five (45) days of its commencement, or (ii) converts the case from one chapter of the Bankruptcy Code, to another chapter, or (iii) is the subject of an order for relief that remains unstayed and in effect for a period of forty-five (45) days; or (c) if the Company is adjudicated as insolvent or to be liquidated; or (d) a court of Governmental Authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Debtor Relief Law, or orders the dissolution, winding-up or liquidation of the Company; or (e) a trustee, receiver, liquidator, custodian or other official is appointed or the Company consents or acquiesces to the appointment of a trustee, receiver, custodian or other official for or to take possession of all or any part of its property or has any court take jurisdiction of any of its property, which action remains undismissed for a period of forty-five (45) days (the term “acquiesce” as used in this clause, includes the failure to file a notice of appeal, petition or motion to vacate, remove or discharge any order, judgment or decree within ten (10) days after the entry of such order, judgment or decree); or (f) if the Company takes any corporate action for the purpose of any of the foregoing.

Schedule B - 6

“Interest Accrual Period” means, for any Payment Date and any Loans, the period beginning on the first day of a calendar month immediately preceding the month in which such Payment Date occurs and ending on the last day of such calendar month (except that the initial Interest Accrual Period shall begin on the Closing Date and end on the last day of the month in which the Closing Date occurs).

“Interest Reserve” means, with respect to each Propco, an amount in Qualified Cash to be held in the Interest Reserve Account, equal to the following:

(a)	If the DSCR of such Propco is greater than or equal to 1, an amount equal to three (3) months of interest due under the CSAs to which such Propco is a party;

(b)	If the DSCR of such Propco is less than 1 but equal to or greater than or equal to 0.6, an amount equal to six (6) months of interest due under the CSAs to which such Propco is a party; and

(c)	If the DSCR of such Propco is less than 0.6, an amount equal to nine (9) months of interest due under the CSAs to which such Propco is a party.

“Interest Reserve Account” means a new deposit account established with a banking institution satisfactory to Lender in which the Company shall maintain the Interest Reserve.

“IRS” means the U.S. Internal Revenue Service, or any successor agency.

“Lender” means, SG Ranch Fund LP.

“Lien” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, security interest, charge, lien (statutory or other), preference, priority or other collateral arrangement of any kind or nature whatsoever which has the substantial effect of constituting a security interest, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

“Loan Balance” means, at any time, the aggregate unpaid principal balance of the Loans then outstanding.

“Loans” has the meaning set forth in Section 1(a).

“LTV” means, with respect to any Propco, the ratio (expressed as a percentage) of (a) the aggregate consolidated Indebtedness of such Propco to the Collateral Value of such Propco’s Subject Real Property.

Schedule B - 7

“LTV Deficiency” means that at any time the LTV of a Propco exceeds the applicable Maximum LTV Requirement with respect to such Propco.

“Major Facility Default” means, with respect to any Permitted Debt Facility that was provided to Subsidiaries, an event of default thereunder that permits acceleration thereof by the applicable lender, and which involves one or more Subject Real Properties as to which the Lender has, in the aggregate, advanced Loans with an aggregate principal amount outstanding equal to the greater of (i) $5,000,000 and (ii) 25% of the outstanding Loan Balance.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, operations, prospects or financial condition of the Company and its Subsidiaries, taken as a whole;

(b) the material rights or benefits available to the Lender under any Financing Document against the Company or Guarantor; or

(c) the validity or enforceability of this Agreement or any other Financing Document;

provided, however, that, “Material Adverse Effect” shall not include any effect, change, event or development related to or arising from (A) changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or, if applicable, regulatory accounting requirements, (C) any failure by the Company, the Guarantor or any of their respective Affiliates to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (D) changes in general economic or capital market conditions, including changes in United States or global real estate, securities, credit, financial, debt or other capital markets, (E) changes in conditions generally affecting the real estate industry or other industries in which the Company, the Guarantor or any of their respective Affiliates materially engages, (F) national, international or extranational political or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (G) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world, or (H) the outbreak or spread of any pandemic, epidemic, disease outbreak or other public health emergency (including, without limitation, the Coronavirus disease (COVID-19), as defined by the International Committee on Taxonomy of Viruses and the World Health Organization), except in each case to the extent that any such effects, changes, events or developments disproportionately affect the Company Parties relative to other companies in the same industry.

“Material Investigation” means the commencement by any Governmental Authority of any material investigation (which excludes any ordinary course review, inquiry or investigation) through the issuance of a subpoena, civil investigative demand, or other similar administrative or judicial instrument or document expressly seeking to determine whether the Company has engaged in material violations of Applicable Law.

Schedule B - 8

“Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date and (b) the date on which an Event of Default has occurred and is continuing or any date thereafter.

“Maximum Loan Amount” means the lesser of (a) Fifty Million Dollars ($50,000,000) and (b) the Borrowing Base.

“Maximum LTV Requirement” means, as of any date, with respect to each Propco a ratio (expressed as a percentage) not to exceed the lesser of (a) 70% and (b) the sum of (i) the Advance Amount with respect to such Propco plus (ii) other Indebtedness with respect to such Propco, divided by (iii) the Collateral Value of the applicable Subject Real Property.

“MOIC Amount” means an amount equal to the (a) the product of (i) the principal amount of the Loan being repaid, (ii) the applicable Interest Rate and (iii) two (2), less (b) the total interest paid in respect of such Loan as of the date of repayment; provided, however, that the MOIC Amount shall be zero dollars ($0) in respect of any repayments arising out of (1) the sale of the Subject Real Property, (2) the sale of any Property Share, (3) amounts received under any CSA or (4) any mandatory prepayments required by Section 8.2 of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) to which contributions have been or are required to be made by the Company or as to which the Company has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“Net Worth” means, with respect to the Guarantor and its consolidated Subsidiaries and as of any date, the excess of total assets of the Guarantor and its consolidated Subsidiaries as of such date, over the total liabilities of the Guarantor and its consolidated Subsidiaries as of such date, determined in accordance with GAAP.

“New Accounts” means the Collection Account and the Interest Reserve Account.

“Obligations” are the Company’s obligations to pay when due any debts, principal, interest, expenses, and other amounts the Company owes Lender now or later, whether under this Agreement, the other Financing Documents, or otherwise, including, without limitation, any interest accruing after an Insolvency Event begins and debts, liabilities, or obligations of the Company assigned to Lender, and the performance of the Company’s duties under the Financing Documents.

“Officer’s Certificate” means a certificate signed by a Responsible Officer.

“Organizational Documents” means as to any Person, the charter, the articles or certificate of incorporation, the by-laws, the certificate of partnership, the partnership agreement, the certificate of formation, the limited liability company agreement, the operating agreement or other organizational or governing documents of such Person.

Schedule B - 9

“Payment Date” means the twentieth (20th) calendar day after the end of each calendar month (or if such date is not a Business Day, then the next succeeding Business Day), or such other day as mutually agreed by the Company and Lender, commencing in March, 2025.

“Permitted Debt Facility” means (i) the Trust Deeds, or other relevant documents, entered into from time to time between the applicable Propcos and a Permitted Property Lender, in a form consented to in writing by Lender, (ii) any other facility provided to one or more applicable Propcos by a bank whose business includes the financing of real estate, in each case, solely for the purpose of funding or refinancing the acquisition of real property in a Propco and funding or refinancing any costs and expenses associated with the acquisition, disposition, maintenance or improvement thereof, or otherwise incidental or related to any of the foregoing; provided in each case, that the payment of the Collections as set forth on Schedule 8.6 are permitted in accordance therewith (and no financing that prohibits the payment of Collections as provided on Schedule 8.6 shall be deemed to be a “Permitted Debt Facility,” notwithstanding anything to the contrary set forth herein).

“Permitted Indebtedness” means:

(a) the Loans;

(b) Indebtedness incurred by the Company or any Propco under the Permitted Debt Facilities;

(c) Indebtedness owed by the Company or a Propco to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(d) capital leases entered into by the Company or a Propco;

(e) intercompany Indebtedness between the Company and its Subsidiaries or the Propcos; and

(f) any Indebtedness of the Guarantor, except to the extent such Indebtedness is secured by a Lien that is not a Permitted Lien.

“Permitted Liens” means:

(a) the Liens, rights and interests of the Lender as provided in the Financing Documents;

(b) Liens granted in connection with the Permitted Debt Facilities;

Schedule B - 10

(c) Liens granted in connection with clauses (c) and (d) of the definition of Permitted Indebtedness;

(d) Liens for any tax, either secured by a bond or other reasonable security imposed by any Governmental Authority for any taxes that are not yet due and payable or being contested in good faith and by appropriate proceedings, so long as (i) a bond or other reasonable security has been posted or provided in such manner and amount as to assure that any taxes determined to be due will be promptly paid in full when such contest is determined or (ii) adequate reserves have been provided therefor in accordance with GAAP;

(e) Liens arising out of judgments or awards so long as enforcement of such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other reasonable security have been provided therefor;

(f) Liens arising under equipment or real estate leases or equipment financings with third parties entered into in the ordinary course of business;

(g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(h) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on the Company Party’s ability to use such real property for its intended purpose in connection with its business;

(i) for the avoidance of doubt, Subscriptions entered into in the ordinary course of business for the purchase of Property Shares (to the extent permitted by Section 10.6 (Sale of Subsidiaries) above); and

(j) Liens on any of the assets of the Guarantor except for the Capital of the Company held by Guarantor.

“Permitted Property Lender” shall mean any of the lenders agreed to and set forth on a permitted property lender list maintained by the Lender who shall be permitted to hold a first lien on any Property pursuant to a Permitted Debt Facility.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

“Plan” means an employee benefit or other plan subject to Title IV of ERISA, which has been established or maintained by the Company, other than a Multiemployer Plan.

Schedule B - 11

“Pledge” means a pledge of all of the issued and outstanding equity securities of the Company from the Guarantor in favor of the Lender, in form and substance satisfactory to Lender.

“Pledge and Security Agreement” means that Pledge and Security Agreement by and between the Company, each of its Subsidiaries and the Lender, in form and substance satisfactory to Lender

“Property Parameters” has the meaning set forth on Schedule C hereto.

“Property Share” means a 12.5% equity ownership interest in a Propco. Each Property Share shall be purchased in Cash, or financed by the Company pursuant to a CSA.

“Qualified Cash” means with respect to any Person, as of any date of determination, the aggregate amount of unrestricted Cash and Cash Equivalents of such Person.

“Responsible Officer” means, with respect to the Company, Guarantor or Lender, a chief executive officer, president, Senior Financial Officer, general counsel, or any executive vice president or senior vice president of the Company, Guarantor or Lender, as applicable.

“S&P” means Standard & Poor’s Rating Services, a division of Standard & Poor’s Financial Services, LLC, and its successors.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Scheduled Maturity Date” means February 21, 2029.

“Secretary’s Certificate” has the meaning set forth in Section 4.1(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Stated Purpose” means (i) with respect to Type A Loans, the refinancing of Existing Indebtedness of the Company, through the Propcos, of Subject Real Property currently owned by such Propcos, (ii) with respect to Type B Loans, the financing by the Company, through the Propcos of Subject Real Property that will continue to be subject to Existing Indebtedness, and, in each case, the funding or refinancing of any costs and expenses associated or otherwise incidental or related to any of the foregoing and (iii) the acquisition of Subject Real Property.

“Subject Investigations” has the meaning set forth in Section 5.12.

“Subject Real Property” means the real property acquired by a Propco to be sold as co-ownership second homes that meet the Property Parameters with respect to which the Company has requested and the Lender has funded a Loan, as set forth in a Draw Request.

“Subsidiary” means a business entity (established as a limited liability company, or in such other form as may be approved in writing by Lender) of which the Company holds any or all of the issued and outstanding Capital, including each Propco with respect to which the Company has requested a Type A Loan.

“Type A Loan” means a Loan requested by the Company and funded by the Lender which will be used to repay in its entirety one or more outstanding Permitted Debt Facilities of the Company Parties on Subject Real Property, pursuant to which any Permitted Liens held by such Permitted Property Lenders will be released.

“Type B Loan” means a Loan requested by the Company and funded by the Lender which will be used to finance Subject Real Property that will continue to be subject to a Permitted Debt Facility and Permitted Liens.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule B - 12

EXHIBIT 1

FORM OF PROMISSORY NOTE

$50,000,000.00	February 21, 2025

For Value Received, the undersigned, Pacaso SG II LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to SG Ranch Fund LP or its registered assigns (the “Holder”), the principal sum of up to fifty million dollars ($50,000,000.00) or the outstanding Loan Balance, from time to time, under the Credit Agreement (as defined below), with interest (computed on the basis of a 360-day year of twelve 30-day months), at the rate specified in Section 8.1 (Interest) of the Credit Agreement, payable monthly on each Payment Date, commencing March 20, 2025, until the principal hereof shall have become due and payable, subject to adjustment as provided in the Credit Agreement (as defined below) and, (ii) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, at a rate per annum from time to time equal to the Default Rate as provided in the Credit Agreement. For the avoidance of doubt, interest on the amount of any prepayment is due on the date of prepayment.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the Holder as provided in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement, dated as of February 21, 2025 (as from time to time amended, the “Credit Agreement”), between the Company and the Lender and is entitled to the benefits thereof. Each Holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 5 of the Credit Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Credit Agreement.

This Note is a registered Note. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

PACASO SG II LLC

By:	/s/ Joseph Maehler
Name:	Joseph Maehler
Title:	Chief Investment Officer

Exhibit 1

[FORM OF ASSIGNMENT]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR TAXPAYER IDENTIFICATION NUMBER OF ASSIGNEE)

(Please Print or Typewrite Name and Address of Assignee)

the within Note, and all rights thereunder, and hereby does irrevocably constitute and appoint

, as attorney, to transfer the within Note on the books kept for registration thereof, with full power of substitution in the premises.

Date:

____________________________________________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

Exhibit 2